                                  EXHIBIT 11
                       COMPUTATION OF EARNINGS PER SHARE

                                                     Three Months Ended   Six Months Ended
                                                    --------------------  ----------------
                                                            June 30           June 30
                                                    --------------------  ----------------
                                                        1997     1996       1997    1996
                                                    --------------------  ----------------
                                                     (in thousands, except per share data)
Primary:
Net Income                                            $  4,633  $ 3,914   $ 8,945 $ 8,073
                                                      ========  =======   ======= =======

Weighted average number of
   common shares outstanding                            19,103   19,061    19,377  19,110

Add:
Dilutive effect of outstanding options,
   as determined by the application
   of the treasury stock method using
   the average market price of the Company's
   common stock                                            340      966       338     821
                                                      --------  -------   ------- -------

Weighted average number of common
   and common equivalent shares                         19,443   20,027    19,715  19,931
                                                      --------  -------   ------- -------

Primary earnings per share                            $    .24  $   .20   $   .45 $   .41
                                                      ========  =======   ======= =======

Fully diluted:

Weighted average number of common
  and common equivalent shares                          19,443   20,027    19,715  19,931

Add:
Additional dilutive effect of outstanding
  options, as determined by the application
  of the treasury stock method using the
  quarter end market price of the Company's
  common stock                                             126        0        65       0
                                                      --------  -------   ------- -------

Weighted average number of common
  shares fully diluted                                  19,569   20,027    19,780  19,931
                                                      --------  -------   ------- -------

Fully diluted earnings per share *                    $   0.24  $  0.20   $  0.45 $  0.41
                                                      ========  =======   ======= =======

*Not presented in Financial Statements since dilutive effect is less than 3%.

**Prior year earnings per share and weighted average shares have been restated to reflect the June, 1996 2 for 1 stock dividend.